UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Kinsale Capital Group, Inc.
(Name of Registrant as Specified in Its Charter)

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Kinsale Capital Group, Inc.
2221 Edward Holland Drive, Suite 6000
Richmond, VA 23230

IMPORTANT NOTICE REGARDING 2020 ANNUAL MEETING OF STOCKHOLDERS

The following Notice relates to the proxy statement of Kinsale Capital Group, Inc. (the “Company”), dated April 13, 2020, furnished to stockholders of the Company in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 28, 2020. This Notice is being filed with the Securities and Exchange Commission and is being made available to stockholders on or about May 7, 2020. This Notice should be read in conjunction with the proxy statement. Any information in this Notice that is inconsistent with the proxy statement supersedes the information originally provided in the proxy statement.

KINSALE ANNOUNCES VIRTUAL-ONLY FORMAT FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

Richmond, VA, May 7, 2020-Kinsale Capital Group, Inc. (NASDAQ:KNSL) today announced a change in the location of its 2020 Annual Meeting of Stockholders. In light of the public health concerns regarding the COVID-19 pandemic, including federal and state restrictions on in-person gatherings, and to assist in protecting the health and well-being of our stockholders, employees and other attendees, NOTICE IS HEREBY GIVEN that the Board has changed the location of the Annual Meeting from an in-person meeting to a virtual-only meeting. As previously announced, the Annual Meeting will be held on Thursday, May 28, 2020 at 10:30 a.m. Eastern Daylight Time. The time and date of the Annual Meeting remain unchanged. However, the Annual Meeting will no longer be held at The Commonwealth Club, 401 W. Franklin Street, Richmond, VA 23220, but rather will be held virtually, with attendance via the Internet. You will not be able to attend the Annual Meeting in person.

We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. As described in the proxy statement made available in connection with the Annual Meeting, you are entitled to attend and vote at the Annual Meeting if you held shares as of the close of business on March 30, 2020, the record date designated by the Board for the Annual Meeting, or if you hold a legal proxy for the meeting provided by your bank, broker or nominee.

Attending and Voting at the Annual Meeting. Many of our stockholders hold their shares through a broker, bank or other nominee (a “Beneficial Holder”) rather than directly in their own name (a “Record Holder”). As summarized below, there are some differences in attending and voting at the Annual Meeting between Record Holders and Beneficial Holders.

Record Holders: To attend and vote at the virtual Annual Meeting, you will need to log in to http://www.meetingcenter.io/238216084. You will be required to provide the 15-digit control number found on your proxy card that was mailed or made available to you on or about April 13, 2020. The password for the meeting is KNSL2020.

Beneficial Holders: To attend and vote at the virtual Annual Meeting, you will need to log in to http://www.meetingcenter.io/238216084. You must register in advance to gain access to the virtual Annual Meeting. To register, you must submit proof of your proxy power (legal proxy) reflecting your ownership of Company common stock, along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Daylight Time, on May 25, 2020. Forward an image of your legal proxy to legalproxy@computershare.com. You will receive a confirmation email from Computershare of your registration and 15-digit control number. The password for the meeting is KNSL2020.

If you do not have your control number, you may attend the virtual Annual Meeting as a “Guest” in listen-only mode. You will not have the option to vote your shares or submit questions during the meeting.

The Annual Meeting will begin promptly at 10:30 a.m. Eastern Daylight Time. We encourage you to log in to the meeting website before the Annual Meeting begins. Online check-in will be available approximately 15 minutes prior to the meeting.

A list of stockholders entitled to vote at the Annual Meeting will be accessible during the Annual Meeting by visiting the meeting website and entering the control number referenced above. Should you desire to review such list of stockholders prior to the meeting, you may do so beginning on May 19, 2020 by contacting the Company’s Investor Relations department by phone at +1-804-289-1272 or by email at Kinsale2020VirtualMeeting@kinsaleins.com.

Voting Prior to the Annual Meeting. We encourage you to vote prior to the Annual Meeting. The methods for voting prior to the Annual Meeting have not changed. If you are a Record Holder, you may vote via the Internet at http://www.envisionreports.com/KNSL, or, if you have received a printed copy of the proxy materials by mail, you may vote by phone or by signing, dating, and returning your proxy card in the prepaid envelope provided. If you are a Beneficial Holder, you should follow the voting instructions provided by your broker, bank or other intermediary. Mailed proxy cards must be received no later than May 27, 2020 in order to be counted for the Annual Meeting.

Submitting Questions at the Annual Meeting. As part of the Annual Meeting, we will hold a Q&A session during which we intend to answer questions submitted during the meeting that are pertinent to the Company and meeting matters, as time permits. You may submit your questions during the Annual Meeting by following the instructions available on the meeting website.

We thank you for your interest and look forward to your participation at our Annual Meeting.

About Kinsale Capital Group, Inc.

Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.

Contact

Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com